Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS ANNOUNCES $18 MILLION PRIVATE EQUITY FINANCING

REDWOOD CITY, CA – July 10, 2008 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced that it has entered into a purchase agreement with a select group of investors that includes Sutter Hill Ventures, HealthCare Ventures, LLC, Alta Partners and Three Arch Partners in connection with a proposed sale of the Company’s common stock, par value $.001 per share, for a per share purchase price equal to $0.34 per share. Investors will receive a warrant to purchase 0.4 shares of common stock for each share of common stock purchased. The warrants will have a five-year term and an exercise price equal to $0.39 per share. The Company anticipates raising gross proceeds of $18.3 million and issuing 53,823,530 shares of common stock, and warrants to purchase 21,529,413 shares of common stock. Four members of the Company’s management team will purchase 1,470,588 of the shares of common stock offered. Net offering proceeds are expected to be approximately $17 million. Lazard Frères & Co. LLC and MTS Securities, LLC, an affiliate of MTS Health Partners, served as the placement agents in the offering.

“I am extremely pleased that several new investors have joined five of our existing investors in this financing which will enable us to evaluate the activity of TH-302 in at least four different combination clinical trials against multiple tumor types in our ongoing as well as new clinical trials,” said Barry Selick, Ph.D., Threshold’s chief executive officer. “TH-302 targets tumor hypoxia that contributes to metastasis, drug resistance, and relapse and which represents a major unmet need in cancer therapy.”

The Company anticipates that the offering will close in the third quarter of 2008, subject to the approval of the offering by the Company’s stockholders, and other customary closing conditions. The Company will file a proxy statement with the Securities Exchange Commission to seek stockholder approval for the offering, as required under the rules of the Nasdaq, since the securities proposed to be sold in the offering represent more than 20% of the Company’s common stock outstanding and are proposed to be sold in a private offering at a price below the book value of the Company’s common stock.

The shares and warrants offered in the private placement and the shares issuable upon the exercise of the related warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (“SEC”) or through an applicable exemption from SEC registration requirements. The shares of common stock and warrants were offered only to accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of the shares issuable in the offering and upon the exercise of the warrants.

The Company intends to use the proceeds of this financing to complete its ongoing Phase 1/2 clinical trial evaluating TH-302, its Hypoxia-Activated Prodrug (HAP) for the treatment of various solid tumors, to complete at least one additional Phase 1/2 clinical trial in a new indication, and to initiate at least one controlled Phase 2 clinical trial of TH-302 alone or in combination with chemotherapy, on preclinical activities related to another HAP clinical candidate, and for general corporate purposes, including working capital.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the securities referred to in this news release in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of the Company’s common stock under the resale registration statements referred to in this news release will be made only by means of a prospectus.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of therapeutics for the potential treatment of cancer. By selectively targeting abnormally-proliferating tumor cells, the Company’s drug candidates are designed to be potentially more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates and approach to developing new product candidates, clinical trials and anticipated results, potential therapeutic uses and benefits of our product candidates and financial results, estimates, projections and requirements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to attract and retain employees, commence, enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on May 8, 2008 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

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